FB Financial Corporation Reports Third Quarter 2025 Financial Results
Reports Q3 Diluted EPS of $0.43, Adjusted Diluted EPS* of $1.07

NASHVILLE, TENNESSEE—October 14, 2025—FB Financial Corporation (the “Company”) (NYSE: FBK), parent company of FirstBank, reported net income of $23.4 million, or $0.43 per diluted common share, for the third quarter of 2025, compared to $0.06 in the previous quarter and $0.22 in the third quarter of last year. Adjusted net income* was $57.6 million, or $1.07 per diluted common share, compared to $0.88 in the previous quarter and $0.86 in the third quarter of last year. The Company reported adjusted pre-tax, pre-provision net revenue* of $81.0 million for the third quarter of 2025, reflecting increases of 38.1% and 50.6% from $58.6 million and $53.8 million in the previous quarter and third quarter of last year, respectively.
The Company ended the third quarter of 2025 with loans held for investment (“HFI”) of $12.30 billion compared to $9.87 billion at the end of the previous quarter and $9.48 billion at the end of the third quarter of last year. Deposits were $13.81 billion as of September 30, 2025, compared to $11.40 billion as of June 30, 2025, and $10.98 billion as of September 30, 2024. The main driver of the increases in both loans HFI and deposits stemmed from the merger with Southern States Bancshares, Inc. (“Southern States”) which closed on July 1, 2025. Net interest margin (“NIM”) was 3.95% for the third quarter of 2025, compared to 3.68% in the prior quarter and 3.55% in the third quarter of 2024. The Company ended the quarter with book value per common share of $37.00 and tangible book value per common share* of $29.83.
President and Chief Executive Officer, Christopher T. Holmes stated, “The Company has aggressive goals in both growth and profitability, and when we assess the year-to-date, I’m proud to say we've delivered. We’ve taken deliberate steps to align and optimize both sides of the balance sheet, establishing a strong foundation for future growth and driving a healthy margin. Additionally, the successful close and conversion of our combination with Southern States marks a significant milestone for our Company. Our team remains focused on disciplined capital management and investing in our future, all with the goal of delivering top-tier returns. As we look ahead to the fourth quarter, we see continuing opportunity to build on this momentum and further elevate the value we provide to our customers and shareholders.”

				Annualized
(dollars in thousands, except share data)	Sep 2025	Jun 2025	Sep 2024	Sep 25 / Jun 25 % Change	Sep 25 / Sep 24 % Change
Balance Sheet Highlights
Investment securities, at fair value	$1,428,401	$1,337,565	$1,567,922	26.9%	(8.90)%
Loans held for sale	167,449	144,212	103,145	63.9%	62.3%
Loans HFI	12,297,600	9,874,282	9,478,129	97.4%	29.7%
Allowance for credit losses on loans HFI	(184,993)	(148,948)	(156,260)	96.0%	18.4%
Total assets	16,236,459	13,354,238	12,920,222	85.6%	25.7%
Interest-bearing deposits (non-brokered)	10,634,555	8,692,848	8,230,867	88.6%	29.2%
Brokered deposits	487,765	518,719	519,200	(23.7)%	(6.05)%
Noninterest-bearing deposits	2,690,635	2,191,903	2,226,144	90.3%	20.9%
Total deposits	13,812,955	11,403,470	10,976,211	83.8%	25.8%
Borrowings	213,638	164,485	182,107	118.6%	17.3%
Allowance for credit losses on unfunded commitments	17,392	12,932	6,042	136.8%	187.9%
Total common shareholders’ equity	1,978,043	1,611,130	1,562,329	90.4%	26.6%
Book value per common share	$37.00	$35.17	$33.48	20.6%	10.5%
Tangible book value per common share*	$29.83	$29.78	$28.15	0.67%	5.97%
Total common shareholders’ equity to total assets	12.2%	12.1%	12.1%
Tangible common equity to tangible assets*	10.1%	10.4%	10.4%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Third Quarter 2025 Financial Supplement.
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FB Financial Corporation
Third Quarter 2025 Results

	Three Months Ended
(dollars in thousands, except share data)	Sep 2025	Jun 2025	Sep 2024
Statement of Income Highlights
Net interest income	$147,240	$111,415	$106,017
NIM	3.95%	3.68%	3.55%
Noninterest income (loss)	$26,635	$(34,552)	$(16,497)
Gain (loss) from securities, net	$12	$(60,549)	$(40,165)
(Loss) gain on sales or write-downs of premises and equipment, other real estate owned and other assets, net	$(646)	$236	$(289)
Total revenue	$173,875	$76,863	$89,520
Noninterest expense	$109,856	$81,261	$76,212
Loss on lease terminations and other branch closure costs	$270	$—	$—
Merger and integration costs	$16,057	$401	$—
Efficiency ratio	63.2%	105.7%	85.1%
Core efficiency ratio*	53.3%	56.9%	58.4%
Pre-tax, pre-provision net revenue	$64,019	$(4,398)	$13,308
Adjusted pre-tax, pre-provision net revenue*	$80,980	$58,649	$53,762
Provisions for credit losses	$34,417	$5,337	$1,914
Net charge-offs ratio	0.05%	0.02%	0.03%
Net income applicable to FB Financial Corporation	$23,375	$2,909	$10,220
Diluted earnings per common share	$0.43	$0.06	$0.22
Effective tax rate(a)	21.0%	130.0%	10.3%
Adjusted net income*	$57,606	$40,821	$40,132
Adjusted diluted earnings per common share*	$1.07	$0.88	$0.86
Weighted average number of shares outstanding - fully diluted	53,957,062	46,179,090	46,803,330
Returns on average:
Return on average total assets (“ROAA”)	0.58%	0.09%	0.32%
Adjusted*	1.43%	1.26%	1.25%
Return on average shareholders’ equity	4.69%	0.74%	2.67%
Return on average tangible common equity (“ROATCE”)*	5.82%	0.87%	3.19%
Adjusted*	14.7%	12.4%	12.7%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Third Quarter 2025 Financial Supplement.
(a) The effective tax rate for the three months ended June 30, 2025, reflects a $60.5 million loss on sale of securities and $10.7 million in one-time income tax benefit due to the expiration of the statute of limitations with respect to an amended income tax return and the associated interest.

Balance Sheet and Net Interest Margin
The Company reported loans HFI of $12.30 billion at the end of the third quarter of 2025, compared to $9.87 billion at the end of the prior quarter. Excluding acquired loans, loans HFI increased by $156.8 million from the second quarter to the third quarter, or 5.12% annualized.
The Company reported total deposits of $13.81 billion at the end of the third quarter compared to $11.40 billion at the end of the second quarter. Excluding acquired deposits, deposits decreased by $59.0 million during the quarter, or 1.69% annualized. Total cost of deposits increased slightly to 2.53% during the third quarter compared to 2.48% in the second quarter of 2025. The increase in cost was primarily due to higher-rate deposits acquired in the Southern States merger. Noninterest-bearing deposits were $2.69 billion at the end of the quarter compared to $2.19 billion at the end of the second quarter of 2025.
The Company reported net interest income on a tax-equivalent basis in the third quarter of 2025 of $148.1 million compared to $112.2 million in the prior quarter. NIM increased to 3.95% for the third quarter of 2025 from 3.68% for the previous quarter. NIM improvement was driven by an increase in yields on earning assets of 36 basis points and slightly offset by an increase in rates paid on interest-bearing liabilities of 8 basis points. Net accretion from purchase accounting adjustments increased margin by 19 basis points in the third quarter of 2025. This net accretion impact reflects $7.0 million in interest income from accretion on loans HFI and $0.8 million in interest expense from amortization on deposits and debt. NIM saw an incrementally positive impact from the September redemption of subordinated and trust preferred debt, with full benefits expected in the fourth quarter.
The contractual yield on loans HFI increased to 6.45% from 6.34% in the second quarter of 2025 and the cost of interest-bearing deposits increased to 3.16% from 3.10% in the previous quarter.
Holmes continued, “In the third quarter, we saw meaningful margin improvement driven by several strategic actions, most notably the combination of balance sheets from our merger, investment portfolio restructuring in the previous quarter, debt redemption and disciplined management of deposit costs. Loan growth came in within our targeted range, even after a busy
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FB Financial Corporation
Third Quarter 2025 Results

quarter bringing FirstBank and Southern States together into one organization. Our continued focus remains on building strong, lasting customer relationships that lead to compounding growth and long-term financial success.”
Noninterest Income
Core noninterest income* was $27.3 million for the third quarter of 2025, compared to $25.8 million and $24.0 million for the prior quarter and third quarter of 2024, respectively.
Mortgage banking income was $13.5 million in the third quarter of 2025, compared to $13.0 million in the prior quarter and $11.6 million in the third quarter of 2024.
Noninterest Expense
Core noninterest expense* during the third quarter of 2025 was $93.5 million compared to $78.5 million for the prior quarter and $76.2 million for the third quarter of 2024. The increase primarily reflects higher operating costs following the Southern States combination, including increases in compensation and occupancy expense associated with a larger organization. During the third quarter of 2025, the Company’s core efficiency ratio*1 was 53.3%, compared to 56.9% in the previous quarter and 58.4% in the third quarter of 2024. These improvements reflect additional operating leverage despite higher expenses.
Chief Financial Officer Michael Mettee commented, “We’re continuing to build scale and improve profitability, boosted by the strategic combination with Southern States and disciplined operational management. We've built a solid foundation, and we expect to carry momentum into the fourth quarter and beyond with a focus on driving performance and delivering results.”
Credit Quality
In the third quarter, the Company recorded a total provision for credit losses of $34.5 million, including $30.0 million related to loans HFI and $4.5 million associated with unfunded loan commitments. Of the total provision expense, $25.1 million was attributable to the day one allowance on non-PCD loans and $3.2 million to the day one reserve on unfunded commitments acquired through the Southern States combination. At the end of the third quarter of 2025, the Company had an allowance for credit losses on loans HFI of $185.0 million, representing 1.50% of loans HFI compared to $148.9 million, or 1.51% of loans HFI, at the end of the prior quarter.
The Company had net charge-offs of $1.4 million in the third quarter of 2025, representing annualized net charge-offs of 0.05% of average loans HFI, compared to 0.02% in the prior quarter and 0.03% in the third quarter of 2024.
The Company’s nonperforming loans HFI as a percentage of total loans HFI decreased to 0.94% as of the end of the third quarter of 2025, compared to 0.97% in the prior quarter and 0.96% in the third quarter of 2024. Nonperforming assets as a percentage of total assets decreased to 0.89% as of the end of the third quarter of 2025, compared to 0.92% at the end of the prior quarter and 0.99% as of the end of the third quarter of 2024.
Holmes commented, “Credit quality remained stable throughout the quarter, with charge-offs continuing to be minimal. We’ve maintained appropriate reserves ensuring we’re well-positioned should economic conditions begin to shift. Our approach remains grounded in sound risk management and a commitment to long-term resilience.”
Capital
The Company maintained its strong capital position in the third quarter, resulting in a preliminary total risk-based capital ratio of 13.5%, preliminary common equity tier 1 ratio of 11.7% and tangible common equity to tangible assets ratio* of 10.1%. The Company repurchased 493,243 shares during the quarter.
Holmes continued, “Maintaining a strong capital position is essential to achieving our long-term objectives. We continue to build capital deliberately, so when the right opportunities present themselves, we’re ready to act decisively.”
Summary
Holmes finalized, “The Company is operating from a position of strength. Our merger with Southern States has progressed smoothly, but our work doesn’t stop there; we remain focused on serving customers and building new relationships. We are committed to excellence in everything we do, leading with the customer experience and driving strong returns for our shareholders.”
*Non-GAAP financial measure;1A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Third Quarter 2025 Financial Supplement.

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FB Financial Corporation
Third Quarter 2025 Results

WEBCAST AND CONFERENCE CALL INFORMATION
FB Financial Corporation will host a conference call to discuss the Company’s financial results on October 14, 2025, at 8:00 a.m. (Central Time). To listen to the call, participants should dial 1-877-883-0383 (confirmation code 2084562) approximately 10 minutes prior to the call. A telephonic replay will be available approximately two hours after the call through October 21, 2025, by dialing 1-877-344-7529 and entering confirmation code 7700249.
A live online broadcast of the Company’s quarterly conference call will be available online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=Wck8WzHP. An online replay will be available on the Company’s website approximately two hours after the conclusion of the call and will remain available for 12 months.
ABOUT FB FINANCIAL CORPORATION
FB Financial Corporation (NYSE: FBK) is a financial holding company headquartered in Nashville, Tennessee. FB Financial Corporation operates through its wholly owned banking subsidiary, FirstBank, in Tennessee, Kentucky, Alabama, and Georgia. FB Financial Corporation has approximately $16.2 billion in total assets and operates 91 full-service bank branches across its footprint.

MEDIA CONTACT:	FINANCIAL CONTACT:

Keith Hancock	Michael Mettee
404-310-2368	615-435-0952
keith.hancock@firstbankonline.com	mmettee@firstbankonline.com
www.firstbankonline.com	investorrelations@firstbankonline.com
SUPPLEMENTAL FINANCIAL INFORMATION AND EARNINGS PRESENTATION
Investors are encouraged to review this Earnings Release in conjunction with the Third Quarter 2025 Financial Supplement and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release, the Third Quarter 2025 Financial Supplement and the Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (“SEC”) on October 14, 2025.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Earnings Release that are not historical in nature may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s future plans, results, strategies, and expectations, including expectations around changing economic markets and statements regarding the merger of Southern States Bancshares, Inc. (“Southern States”) with the Company (the “Merger”) and expectations with regard to the benefits of the Merger. These statements can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” and other variations of such words and phrases and similar expressions. These forward-looking statements are not historical facts, and are based upon management’s current expectations, estimates, and projections, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates, and projections will be achieved. Accordingly, the Company cautions shareholders and investors that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements including, without limitation, (1) current and future economic conditions, including the effects of inflation, interest rate fluctuations, changes in the economy or global supply chain, supply-demand imbalances affecting local real estate prices, and high unemployment rates in the local or regional economies in which the Company operates and/or the US economy generally, (2) changes or the lack of changes in government interest rate policies and the associated impact on the Company’s business, net interest margin, and mortgage operations, (3) increased competition for deposits, (4) changes in the quality or composition of the Company’s loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers or issuers of investment securities, or the impact of interest rates on the value of our investment securities portfolio, (5) any deterioration in commercial real estate market fundamentals, (6) risks associated with the Merger, including (a) the risk that the cost savings and any revenue synergies from the Merger is less than or different from expectations, (b) disruption from the Merger with customer, supplier, or employee relationships,(c) the possibility that the costs, fees, expenses and charges related to the Merger may be greater than anticipated, including as a result of unexpected or unknown factors, events, or liabilities, (d) the risks related to the integration of the combined businesses, including the risk that the integration will be materially delayed or will be more costly or difficult than expected, (e) the diversion of management time on merger-related issues, (f) the ability of the Company to effectively manage the
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FB Financial Corporation
Third Quarter 2025 Results

larger and more complex operations of the combined company following the Merger, (g) the risk of expansion into new geographic or product markets, (h) reputational risk and the reaction of the parties’ customers to the Merger, (i) the Company’s ability to successfully execute its various business strategies, including its ability to execute on potential acquisition opportunities, and (j) the risk of potential litigation or regulatory action related to the Merger, (7) the Company’s ability to identify potential candidates for, consummate, and achieve synergies from, other potential future acquisitions, (8) the Company’s ability to manage any unexpected outflows of uninsured deposits and avoid selling investment securities or other assets at an unfavorable time or at a loss, (9) the Company’s ability to successfully execute its various business strategies, (10) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including legislative developments, (11) the effectiveness of the Company’s controls and procedures to detect, prevent, mitigate and otherwise manage the risk of fraud or misconduct by internal or external parties, including attempted physical-security and cybersecurity attacks, denial-of-service attacks, hacking, phishing, social-engineering attacks, malware intrusion, data-corruption attempts, system breaches, identity theft, ransomware attacks, environmental conditions, and intentional acts of destruction, (12) the Company’s dependence on information technology systems of third party service providers and the risk of systems failures, interruptions, or breaches of security, (13) the impact, extent and timing of technological changes, (14) concentrations of credit or deposit exposure, (15) the impact of natural disasters, pandemics, acts of war or terrorism, or other catastrophic events, (16) events giving rise to international or regional political instability, including the broader impacts of such events on financial markets and/or global macroeconomic environments, and/or (17) general competitive, economic, political, and market conditions. Further information regarding the Company and factors which could affect the forward-looking statements contained herein can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in any of the Company’s subsequent filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this Earnings Release, and the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company.
The Company qualifies all forward-looking statements by these cautionary statements.
GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES
This Earnings Release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non-GAAP financial measures may include, without limitation, adjusted net income, adjusted diluted earnings per common share, adjusted pre-tax pre-provision net revenue, consolidated core revenue, consolidated core and segment noninterest expense and consolidated core noninterest income, consolidated core efficiency ratio (tax-equivalent basis), and adjusted return on average assets and equity. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be non-core/adjusted in nature. The Company refers to these non-GAAP measures as adjusted (or core) measures. Also, the Company presents tangible assets, tangible common equity, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, and adjusted return on average tangible common equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles.
The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant non-core gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company’s underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. Investors should understand how such other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures.
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FB Financial Corporation
Third Quarter 2025 Results

A reconciliation of these measures to the most directly comparable GAAP financial measures is included in the Company’s Third Quarter 2025 Financial Supplement, which is available at https://investors.firstbankonline.com.
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FB Financial Corporation
Third Quarter 2025 Results

Financial Summary and Key Metrics
(Unaudited)
(dollars in thousands, except share data)

	As of or for the Three Months Ended
	Sep 2025	Jun 2025	Sep 2024
Selected Balance Sheet Data
Cash and cash equivalents	$1,280,033	$1,165,729	$951,750
Investment securities, at fair value	1,428,401	1,337,565	1,567,922
Loans held for sale	167,449	144,212	103,145
Loans HFI	12,297,600	9,874,282	9,478,129
Allowance for credit losses on loans HFI	(184,993)	(148,948)	(156,260)
Total assets	16,236,459	13,354,238	12,920,222
Interest-bearing deposits (non-brokered)	10,634,555	8,692,848	8,230,867
Brokered deposits	487,765	518,719	519,200
Noninterest-bearing deposits	2,690,635	2,191,903	2,226,144
Total deposits	13,812,955	11,403,470	10,976,211
Borrowings	213,638	164,485	182,107
Allowance for credit losses on unfunded commitments	17,392	12,932	6,042
Total common shareholders’ equity	1,978,043	1,611,130	1,562,329
Selected Statement of Income Data
Total interest income	$236,898	$182,084	$185,628
Total interest expense	89,658	70,669	79,611
Net interest income	147,240	111,415	106,017
Total noninterest income (loss)	26,635	(34,552)	(16,497)
Total noninterest expense	109,856	81,261	76,212
Earnings (losses) before income taxes and provisions for credit losses	64,019	(4,398)	13,308
Provisions for credit losses	34,417	5,337	1,914
Income tax expense (benefit)	6,227	(12,652)	1,174
Net income applicable to noncontrolling interest	—	8	—
Net income applicable to FB Financial Corporation	$23,375	$2,909	$10,220
Net interest income (tax-equivalent basis)	$148,088	$112,236	$106,634
Adjusted net income*	$57,606	$40,821	$40,132
Adjusted pre-tax, pre-provision net revenue*	$80,980	$58,649	$53,762
Per Common Share
Diluted net income	$0.43	$0.06	$0.22
Adjusted diluted net income*	1.07	0.88	0.86
Book value	37.00	35.17	33.48
Tangible book value*	29.83	29.78	28.15
Weighted average number of shares outstanding - fully diluted	53,957,062	46,179,090	46,803,330
Period-end number of shares	53,456,522	45,807,689	46,658,019
Selected Ratios
Return on average:
Assets	0.58%	0.09%	0.32%
Shareholders’ equity	4.69%	0.74%	2.67%
Tangible common equity*	5.82%	0.87%	3.19%
Efficiency ratio	63.2%	105.7%	85.1%
Core efficiency ratio (tax-equivalent basis)*	53.3%	56.9%	58.4%
Loans HFI to deposit ratio	89.0%	86.6%	86.4%
Noninterest-bearing deposits to total deposits	19.5%	19.2%	20.3%
Net interest margin (tax-equivalent basis)	3.95%	3.68%	3.55%
Yield on interest-earning assets	6.35%	5.99%	6.20%
Cost of interest-bearing liabilities	3.21%	3.13%	3.63%
Cost of total deposits	2.53%	2.48%	2.83%
Credit Quality Ratios
Allowance for credit losses on loans HFI as a percentage of loans HFI	1.50%	1.51%	1.65%
Annualized net charge-offs as a percentage of average loans HFI	0.05%	0.02%	0.03%
Nonperforming loans HFI as a percentage of loans HFI	0.94%	0.97%	0.96%
Nonperforming assets as a percentage of total assets	0.89%	0.92%	0.99%
Preliminary Capital Ratios (consolidated)
Total common shareholders’ equity to assets	12.2%	12.1%	12.1%
Tangible common equity to tangible assets*	10.1%	10.4%	10.4%
Tier 1 leverage	10.7%	11.3%	11.5%
Tier 1 risk-based capital	11.7%	12.6%	13.0%
Total risk-based capital	13.5%	14.7%	15.1%
Common equity Tier 1	11.7%	12.3%	12.7%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Third Quarter 2025 Financial Supplement.
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